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EXHIBIT 99.1                                         Phone:  415-331-5281
                                                       Fax:  415-331-0607
                                                       Web:  www.wlfc.com

[LOGO]


FOR RELEASE
Monday, April 27, 1998

Len Cereghino & Co.                               CLIENT:   WILLIS LEASE FINANCE
CORPORATE INVESTOR RELATIONS                      CONTACT:  James D. McBride
2605 Western Ave., Seattle, WA  98121             Chief Financial Officer
(206) 448-1996                                    (415) 331-5281

NEWS RELEASE



                      NOLAN UNTIEDT JOINS WILLIS LEASE FINANCE
                     AS PRESIDENT OF ITS SPARE PARTS SUBSIDIARY


     San Francisco, CA - April 27, 1998 - Willis Lease Finance Corporation (NASDAQ: WLFC) today announced the continued expansion of its management team, through the hiring of W. Nolan Untiedt. Mr. Untiedt will assume the position of President of Willis Aeronautical Services, Inc. (WASI), the spare parts subsidiary of WLFC.

     "The rapid growth of our spare parts business combined with the added complexities of managing a larger business lead to the decision to hire Mr. Untiedt," stated Charles F. Willis, President and CEO.

     Mr. Untiedt will take over the President's position from Ted Dibble who has been President of WASI since its inception in 1994. The decision to hire Mr. Untiedt was made with the complete endorsement of Mr. Dibble, who will now become Executive Vice President of WASI and will focus on inventory acquisitions such as the recently announced agreement to acquire twelve B747-100's from
United Air Lines, as well as other strategic projects.          "The combination
of Mr. Untiedt and Mr. Dibble will provide WASI with the leadership we feel is necessary to manage and grow the business," stated Willis.


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     Mr. Untiedt had been with United Air Lines for over 30 years and held a wide variety of management positions. His career began in the Finance Department and included assignments in Technical Sales, Maintenance Contract Marketing, Administration, and Customer Service. More recently he directed the development and implementation of new sales strategies for excess engines, engine modules, and airframe parts.

     Willis Lease Finance Corporation provides operating leases of spare commercial aircraft engines, aircraft and spare parts worldwide to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities. The company also engages in the purchase and resale of used and refurbished commercial aircraft engines and airframe and engine components.

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NOTE:  Transmitted on PR Newswire at 4:40 p.m. PDT, April 27, 1998.




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